EXHIBIT 99.1


NEWS RELEASE
FOR IMMEDIATE RELEASE
SEPTEMBER 22, 2004


           THE DRESS BARN, INC. ANNOUNCES ELECTION OF NEW BOARD MEMBER

SUFFERN, NY - SEPTEMBER 22, 2004 - The Dress Barn, Inc. (NASDAQ - DBRN), one of the nation's leading women's specialty retailers offering quality career and casual fashion apparel at value prices, today announced the election of Kate Buggeln as a new member of its Board of Directors.

Ms. Buggeln is Senior Vice President, Strategic Planning and Business Development for Coach, Inc. where she is responsible for the development of growth and consumer marketing strategies. Kate is a member of the Board of Directors for Circles, a Boston based experiential marketing company servicing Fortune 500 companies. Kate also sits on the Governing Board of the Business Council for Peace, www.bpeace.org, a not-for-profit organization building business opportunities for women in regions of conflict and post-conflict.

Prior to joining Coach, Kate was President of Boo.com, during its U.S. re-launch as a fashion internet site. As a consultant, Kate worked with industry leading companies such as Bergdorf Goodman, Barneys New York, CVS Pharmacy, Sesame Street, Gucci, J. Crew, L.L. Bean, and Toys `R' Us, among other notables. Kate began her career with Bloomingdales Department Stores.

Kate has been featured in a variety of international and industry publications, as well as a guest speaker at the business schools of Columbia, Fordham, and Harvard Universities. Kate received a B.A. from Fairleigh Dickinson University.

"We are very pleased to welcome Kate to our Board of Directors", stated Elliot Jaffe, Chairman of the Board of The Dress Barn, Inc. "Kate is a seasoned executive with an extensive background in marketing and growing a number of businesses. We look forward to her advice and counsel as a member of our Board of Directors."

As of August 28, 2004 the Company operated 782 stores in 45 states.


CONTACT:      ARMAND CORREIA
              SENIOR VICE PRESIDENT & CFO
              (845) 369-4600